STEGMAN
& COMPANY
CERTIFIED PUBLIC ACCOUNTANTS AND MANAGEMENT CONSULTANTS SINCE 1915

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to the Registration Statement on Form S-1, File No. 333-192294, of our report dated March 8, 2016, relating to the consolidated statements of financial condition of Carroll Bancorp, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the two year period ended December 31, 2015, which appears in Carroll Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2015.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus which is a part of this Post-Effective Amendment to the Registration Statement.

Stegman + Company

Baltimore, Maryland
March 11, 2016